Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Steve Iaco

212 984-6535

CB RICHARD ELLIS GROUP, INC. FILES FOR INITIAL

PUBLIC OFFERING OF COMMON STOCK

Los Angeles, CA, February 17, 2004 – CB Richard Ellis Group, Inc. has filed a registration statement with the Securities and Exchange Commission for an initial public offering (IPO) of its common stock, the Company announced today.

CB Richard Ellis Group, Inc. is the parent company of CB Richard Ellis Services, Inc., the world’s largest commercial real estate services firm in terms of 2002 revenue, with 220 offices in 48 countries worldwide.

The IPO is expected to consist of newly issued shares being offered by the Company and secondary shares offered by affiliates of Blum Capital Partners, L.P. and other selling stockholders. In addition, the Company expects that the selling stockholders will grant the underwriters an option to purchase from them additional common stock to cover over-allotments, if any.

The offering is being made through an underwriting syndicate led by Credit Suisse First Boston LLC and Citigroup Global Markets Inc., which will act as joint book-running managers. When available, a copy of the prospectus relating to the offering may be obtained by contacting:

Credit Suisse First Boston

Eleven Madison Avenue

New York, NY 10010-3629

Attn: Prospectus Department

Citigroup Global Markets

Brooklyn Army Terminal

140 58th Street, Brooklyn, NY 11220

Attn: Prospectus Department

2	CB Richard Ellis Press Release

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s largest commercial real estate services firm in terms of 2002 revenues. With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through 220 offices worldwide.

- end-